Filed Pursuant to Rule 433

Registration No. 333-158663

Merrill Lynch, Pierce Fenner & Smith Incorporated

4 World Financial Center

New York, New York 10080

                                           May 4, 2010

Thank you for your order to purchase the Bank of America Corporation STEP Income Securities linked to Research In Motion Limited (“RIMM”), Cusip No. 06052H700.

Please note that due to an error, the preliminary term sheet for this offering contained incorrect high and low closing prices for the shares of RIMM common stock for the third and fourth quarters of 2008, the four quarters of 2009 and the first and second quarters of 2010.

For your reference, the actual historic trading price of RIMM common shares for the above referenced periods are:

		High ($)	Low ($)
2008	Third Quarter	133.75	61.73
	Fourth Quarter	66.93	36.86

2009	First Quarter	59.17	35.25
	Second Quarter	85.44	45.62
	Third Quarter	85.77	65.62
	Fourth Quarter	70.00	55.74

2010	First Quarter	75.94	61.41
	Second Quarter (through April 29, 2010)	73.84	67.52

This error has been corrected in the final term sheet, which is available to you for review at http://sec.gov/Archives/edgar/data/70858/000119312510104549/d424b2.htm. If you would like to cancel your order to purchase the notes, please contact your financial advisor prior to settlement, which is scheduled to occur on Thursday morning, May 6, 2010.

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Bank of America Corporation (“BAC”) has filed a registration statement (including a term sheet, a product supplement, a prospectus supplement, and a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this document relates. Before you invest, you should read these documents and the other documents relating to this offering that BAC has filed with the SEC for more complete information about BAC and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, BAC, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling Merrill Lynch, Pierce, Fenner & Smith toll-free at 1-866-500-5408.